UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

HEWLETT-PACKARD COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Rajiv L. Gupta Lead Independent Director	Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 www.hp.com

March 11, 2013

Dear Fellow Stockholder:

I am writing on behalf of the HP Board of Directors in connection with our upcoming annual meeting of stockholders to express our disagreement with voting recommendations of Institutional Shareholder Services Inc. (“ISS”) with respect to the election of Chairman of the Board Ray Lane and directors John Hammergren and Ken Thompson and to urge you, for the reasons set forth below, to support HP and vote FOR the election of these directors.

HP is making progress in executing on its strategy and improving on its financial performance.  HP has made significant progress in recent months in improving its financial performance and moving beyond the challenges of the past.  Examples of this recent progress include the following:

•                  HP has defined a clear strategy for the business, and our better-than-expected first fiscal quarter earnings performance is one constructive data point in our turnaround journey;

•                  HP’s management team, led by Meg Whitman, a CEO that this Board of Directors put in place, is making the difficult, yet necessary, improvements to set HP up for long-term success;

•                  HP has laid a solid foundation for its future and our business turnaround is underway;

•                  HP has refined its capital allocation evaluation framework to include a sharpened focus on return on invested capital;

•                  HP has separated its corporate development group from its business strategy team and placed it under CFO, Cathie Lesjak, and we believe that separation will improve the decision-making process with regard to any future acquisitions or divestitures;

•                  HP has revised its incentive compensation structure for senior executives to align our compensation structure with our focus on cash flow and return on invested capital; and

•                  The HP Board has built an excellent relationship with HP’s CEO and the other members of HP’s executive team.

Changing the composition of the HP Board of Directors could be destabilizing to the company.  Losing some of our directors in an abrupt and disorderly manner could undermine our efforts to stabilize the company.  As such, we do not believe that changing the composition of the Board now is in the long-term best interests of the company or its stockholders.  What the company needs now is stability and consistency of leadership so that the Board and the management team can devote all of their focus and energy towards executing on our strategic plan.

The HP Board of Directors has a solid record of regularly evaluating its structure and composition.  The HP Board, led by its Nominating and Governance Committee, regularly evaluates its structure and composition and considers that evaluation to be an important part of good governance and having a healthy board environment.  The Board was significantly reconstituted during the past two years or so, resulting in the addition of seven new members since the beginning of 2011, and over 60% of the Board members having served for around two years or less.  As such, the Board itself has demonstrated an ability to make any changes necessary to ensure that it is functioning effectively and to implement those changes in an orderly, reasoned manner.  Accordingly, we expect that the Board will continue to evolve in the future as circumstances warrant, and forcing a change to the Board by voting against certain members at this time is both unnecessary and not in the best interests of HP or its stockholders.

All of the Board’s director nominees are well-qualified.  As disclosed in the proxy materials previously provided to you, each of the nominees unanimously approved by the Board is very experienced and well qualified to serve HP effectively.  For example:

•                  Ray Lane brings to the Board significant experience as an early stage venture capital investor, principally in the information technology industry. In addition, having served as President and Chief Operating Officer of a global information management company, Ray has experience in worldwide operations, management and the development of corporate strategy.  He has also gained valuable experience serving in board leadership roles for many public and private companies.

•                  John Hammergren brings to the Board nearly 30 years of business and leadership experience in the healthcare industry. As a Chairman and Chief Executive Officer of a large global company, John brings a wealth of complex management, worldwide operational and financial expertise. He also brings in-depth knowledge of the opportunities and challenges facing global companies.

•                  Ken Thompson brings to the Board broad business skills and experience, executive leadership expertise, organizational and operational management skills, and knowledge of complex global business and financial matters, having served as Chairman, Chief Executive Officer and President of a global financial services company.

Your vote is important.  Our  Board unanimously recommends that you vote FOR ALL of the nominees for director in Proposal 1 and that you vote FOR Proposals 2, 3, 4 and 5 and AGAINST Proposals 6, 7 and 8.

Thank you for your support of, and continued interest in, Hewlett-Packard Company.

Sincerely,

/s/ Rajiv L. Gupta

Rajiv L. Gupta
Lead Independent Director